EXHIBIT 23.1.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of American Home Mortgage Investment Corp. on Form S-4 of our report dated March 6, 2003, appearing in the Annual Report on Form 10-K of American Home Mortgage Holdings, Inc. for the year ended December 31, 2002, and to the reference to us under the headings "Experts" and "Selected Historical Financial Data" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Princeton, New Jersey
July 29, 2003